SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 16, 2010

Horizon Bancorporation, Inc.
(Exact name of Registrant as specified in its charter)

Florida	333-71773	65-0840565
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 53rdAvenue East, Bradenton, Florida 34203 (Address of principal executive offices)

(941) 753-2265 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 8.0	Other Events

On June 29, 2010, Horizon Bancorporation, Inc. (the “Company”) entered into a letter engagement agreement (the “Agreement”) with Cappello Capital Corp. (“CCC”).  CCC is a Santa Monica, California-based registered broker dealer and a member of the Financial Industry Regulatory Authority.

Under the Agreement, CCC will provide the Company corporate finance advisory services in connection with a proposed transaction designed to recapitalize Horizon Bank, the Company’s wholly-owned subsidiary (the “Bank”), by bringing the Bank into compliance with the applicable capital ratios and to provide the Company with working capital, including the payoff of an approximately $1.0 million loan owed by the Company.

The recapitalization of the Bank is being undertaken to comply with the Prompt Corrective Action Directive Pursuant to Section 38 of the Federal Deposit Insurance Act (the “FDI Act”), issued to the Bank by the Board of Governors of the Federal Reserve System (the “Board of Governors”) on June 16, 2010.  This directive, which was issued in response to the appeal filed by the Bank of a similar Directive, dated March 9, 2010, states, among other things, that unless the Bank is no longer critically undercapitalized, the Board of Governors will appoint a receiver for the Bank within 90 days of the date of the Directive, or take such other action that the Board of Governors determines, with the concurrence of the FDIC would better achieve the purposes of the FDI Act.

The transaction, the exact structure and size of which will be determined by CCC and the Company in the next fifteen days, is likely to consist of a $15-$25 million private placement of the Company’s common stock, but may consist of a merger of the Company into another financial institution and may include a sale of some of the Bank’s troubled assets.  The transaction will be subject to regulatory approval by the Board of Governors and the Florida Office of Financial Regulation (“OFR”) and, if required, by the Company’s shareholders.  In order to facilitate the proposed transaction advised by CCC, the Company has terminated its offering of the 7% Series A Cumulative Convertible Preferred Stock.

Item 2.0	Results of Operations and Financial Condition

The Company’s consolidated financial results for the quarter ended June 30, 2010, were as follows:

•
Total assets were $187,963,000, compared with $204,311,000 as of June 30, 2009.  The approximately 8.0% reduction in assets was the result of charge offs and sales of OREOs and delinquent loans by the Bank during the last twelve months.

•	Total deposits were $164,594,000, compared to $172,484,000 as of June 30, 2009.

•	Net income was $117,000, compared to a net loss of $6,905,000 for the quarter ended June 30, 2009.

Management anticipates that, in the absence on the part of the Bank of additional charge offs and significant additions to the Allowance of Loan and Lease Losses, the Company will show positive net income from operations for the next two quarters.

FORWARD LOOKING-STATEMENTS

This Report on Form 8-K may contain forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements.  Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to:

•	increases in our nonperforming assets, or our inability to recover or absorb losses created by such nonperforming assets;

•	our inability to effectively manage liquidity risk, interest rate risk and other market risk, credit risk and operational risk;

•	our inability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business;

•
our inability to manage negative developments and disruptions in the credit and lending markets, including the impact of the ongoing credit crisis on our business and on the businesses of our customers as well as other financial institutions with which we have commercial relationships;

•
possible changes in the quality or composition of our loans or investment portfolios, including further adverse developments in the real estate markets, the borrowers’ industries or in the repayment ability of individual borrowers or issuers;

•
the failure of our assumptions underlying the establishment of allowances for loan losses and other estimates, or dramatic changes in those underlying assumptions or judgments in future periods, that, in either case, render the allowance for loan losses inadequate or require that further provisions for loan losses be made;

•
changes in the interest rate yield curve such as flat, inverted or steep yield curves, or changes in the interest rate environment that impact interest margins and may impact prepayments on the mortgage-backed securities portfolio;

•
possible changes in trade, monetary and fiscal policies, as well as legislative and regulatory changes, including changes in accounting standards and banking, securities and tax laws and regulations and governmental intervention in the U.S. financial system, as well as changes affecting financial institutions’ ability to lend and otherwise do business with consumers;

•	unexpected outcomes of existing or new litigation; and

•	the imposition of enforcement actions by the Board of Governors and/or the OFR, including possible receivership for the Bank.

The forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained herein, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.  Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Horizon Bancorporation, Inc. Registrant
Date: July 07, 2010	By:	/s/Charles S. Conoley
Charles S. Conoley President and Chief Executive Officer (Principal Executive Officer)